FOR IMMEDIATE RELEASE

CONTACTS:

Jennifer Kang

Emma Jo Kauffman

Discover Financial Services, Inc.

Dollar General Corporation

(224) 405-2347

(615) 855-5525

DISCOVER® CARD NOW EXCLUSIVELY ACCEPTED AT

DOLLAR GENERAL STORES

Riverwoods, Illinois – August 26, 2004 – Discover Financial Services, a business unit of Morgan Stanley (NYSE:MWD), today announced that it has signed an exclusive acceptance agreement with Dollar General Corporation (NYSE:DG).

Discover® Card will be the only credit card accepted for payment at more than 5,500 Dollar General stores in 27 states and will be accepted at all of Dollar General’s more than 7,000 stores chain wide.  In the past, Dollar General accepted only cash and personal checks as forms of payment.  Fifth Third Bank Processing Solutions has been selected as the electronic card processor for all electronic payments.

“Dollar General is a leader in the fixed price retailing industry and we are pleased that our Cardmembers will now be able to use their Discover Cards to take advantage of the terrific values offered by Dollar General,” said David Nelms, chairman and chief executive officer, Discover Financial Services, Inc.  “We are very excited about this exclusive partnership, which will allow our Cardmembers to use their cards for everyday essentials.”

“Our partnership with Discover makes it possible for us to continue to provide convenience to our busy working families, while maintaining our low prices,” said David A. Perdue, chairman and chief executive officer, Dollar General Corporation.  “We are excited to partner with Discover to offer our customers a payment option that is fast, convenient and rewarding.”

- more-

Page 2 – Discover Card and Dollar General Partnership

About Discover Financial Services, Inc.

Discover Financial Services, Inc., a business unit of Morgan Stanley (NYSE:MWD), operates the Discover Card and the Discover Network for its more than 50 million Cardmembers.  Discover Network is the largest independent credit card network in the United States with approximately 4 million merchant and cash access locations.  For more information, visit www.discovercard.com.

About Dollar General Corporation

Dollar General is a Fortune 500® discount retailer with 7,079 neighborhood stores in thirty states as of July 30, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

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